SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.

For period ending 10/31/2003
File number 811-07758
Series No.: 5

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A Shares                $    7
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                $    1
              Investor Class                $  111

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A Shares                $000.0292
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B Shares                $000.0151
              Investor Class                $000.0210

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                    233
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                     66
              Class C Shares                    306
              Investor Class                  5,315

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $ 8.74
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                $ 8.72
              Class C Shares                $ 8.53
              Investor Class                $ 8.83